Exhibit 99.1

Ellington Residential Mortgage REIT Reports First Quarter 2018 Results
OLD GREENWICH, Connecticut—May 3, 2018
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended March 31, 2018.
Highlights

•	Net loss of $(4.0) million, or $(0.30) per share.

•	Core Earnings[1] of $4.3 million, or $0.32 per share, and Adjusted Core Earnings[1] of $4.4 million, or $0.34 per share.

•	Book value of $13.90 per share as of March 31, 2018, after giving effect to a first quarter dividend of $0.37 per share.

•	Net interest margin of 1.06%, and adjusted net interest margin[2] of 1.09%.

•	Weighted average constant prepayment rate for the fixed-rate Agency specified pool portfolio of 8.0%.

•	Dividend yield of 13.1% based on May 2, 2018 closing stock price of $11.30.

•	Debt-to-equity ratio of 8.9:1 as of March 31, 2018; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.6:1.

•	Net mortgage assets-to-equity ratio of 7.8:1[3] as of March 31, 2018.

•	Repurchased 512,367 shares during the quarter, or approximately 3.8% of our outstanding shares as of the beginning of the quarter, at an average price of $11.21 per share.
First Quarter 2018 Results
"In the first quarter, Ellington Residential had a net loss of $(0.30) per share and Adjusted Core Earnings of $0.34 per share," said Laurence Penn, Chief Executive Officer and President. "In sharp contrast to 2017, the first few months of 2018 saw a spike in market volatility, rising interest rates, and a significant selloff in Agency RMBS. Despite these headwinds, EARN's book value was stable, as the gains on our interest rate hedges, along with net carry from the portfolio, offset most of the declines in our asset prices over the quarter. Share repurchases were also a boost to book value, and altogether EARN's economic return for the quarter was a modestly negative (1.2)%, which we believe is a strong result for the quarter relative to the Agency REIT peer group.
"The sudden return of volatility in the first months of the year, along with underperformance of the Agency mortgage sector relative to U.S. Treasuries, enabled us to cover some of our short TBA positions at attractive prices, while adding net Agency RMBS exposure at higher asset yields. At quarter end, our net mortgage assets-to-equity ratio increased to 7.8:1 from 5.7:1 in the prior quarter.
"Also during the first quarter, with our share price trading at a significant discount to book value, we repurchased shares aggressively. We bought back 3.8% of our shares outstanding, which was accretive to book value by $0.13 per share. We continue to consider share repurchases as the market presents us with attractive opportunities, while balancing the accretive effect of such repurchases against the attractiveness of new investments, together with the effects on our expense ratios and on the liquidity of our shares.
"Going forward, we will continue to seek to capitalize on pricing dislocations that occur as the Federal Reserve's footprint in the market diminishes. As we demonstrated again this quarter, our diligent hedging and liquidity management protect book value while also providing the flexibility to dial up and down our Agency RMBS exposure dynamically in response to market opportunities."

1 Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
2 Adjusted net interest margin represents net interest margin excluding the effect of the Catch-up Premium Amortization Adjustment on interest income.
3 We define our net mortgage assets-to-equity ratio as the net aggregate market value of our mortgage-backed securities (including the underlying market values of our long and short TBA positions) divided by total shareholders' equity. As of March 31, 2018 the market value of our mortgage-backed securities and our net short TBA position was $1.631 billion and $(243.3) million, respectively, and total shareholders' equity was $178.3 million.

Market Overview

•	In March, the Federal Reserve raised the target range for the federal funds rate by 0.25%, to 1.50%–1.75%, its sixth rate increase since December 1, 2015.

•
In January, and then again in April, the Federal Reserve increased the amount of the tapering of its reinvestments, in line with the schedule it had laid out in September 2017. The tapering of Agency RMBS purchases increased to $8 billion per month in January, and to $12 billion per month in April.

•
Despite steepening over the first two months of the year, the yield curve finished the quarter flatter than where it started, for the fifth consecutive quarter. The 2-year U.S. Treasury yield rose 38 basis points to end the quarter at 2.27%, while the 10-year U.S. Treasury yield increased 33 basis points to 2.74%; the spread between the 2-year and 10-year tightened to just 47 basis points, as compared to 52 basis points at year-end.

•	One-month LIBOR increased 32 basis points to end the first quarter at 1.88%, while three-month LIBOR increased 62 basis points to 2.31%. Both of these levels were the highest in over nine years.

•	Mortgage rates increased in the first quarter, with the Freddie Mac survey 30-year mortgage rate rising 45 basis points to end the quarter at 4.44%.

•
Overall Agency RMBS prepayment rates continued to be muted during the quarter. The Mortgage Bankers Association's Refinance Index, which measures refinancing application volumes, was unchanged quarter over quarter.

The beginning of 2018 started much like 2017 finished, with equities reaching new highs in January. However, toward the end of January, the relative stability of 2017 suddenly reversed course. Equities sold off violently, driven in part by concerns over inflation and rising interest rates. The Dow Jones Industrial Average moved more than 2% in four of the first six trading sessions of February, as compared to no such days during 2017. By February 8th, just nine trading days after reaching its all-time high, the S&P 500 Index entered correction territory. At the same time, long-term interest rates rose steadily and finally broke out of their 2017 ranges, with the 10-year U.S. Treasury yield reaching 2.95% on February 21st, marking the highest daily close in more than four years and 91 basis points higher than the 2017 lows reached just last September. The Chicago Board Options Exchange Volatility Index, known as the VIX, jumped 282% between January 1st and February 5th, with a 20-point surge occurring on February 5th, its largest one-day movement on record. On February 9th, the Merrill Lynch Option Volatility Estimate Index, or MOVE Index, closed 54% above its year-end level, reaching its highest level since April 2017.
In March, equity volatility remained elevated amidst new concerns of an international trade war, while long-term interest rates leveled off and the yield curve flattened. Despite all of the volatility, the S&P 500 Index finished the quarter down only 1.2%.
During the quarter, yield spreads across many credit products widened in sympathy with the interest rate and equity market volatility. Corporate credit spreads tightened slightly during January but then widened dramatically. The Markit North America High Yield Index widened 63 basis points during the quarter—and in March reached its highest level since December 2016—while the Bloomberg Barclays U.S. Corporate Investment Grade Index registered a negative return of (79) basis points for the first quarter. Meanwhile, LIBOR continued its rapid rise, with 3-month LIBOR climbing 62 basis points from the end of last year. This increase in LIBOR boosted coupons in floating rate debt instruments and benefited the structured credit sector, including CLOs, leveraged loans, and legacy Non-Agency RMBS.
Agency RMBS prices came under substantial pressure during the first quarter, with interest rates materially higher and many coupons experiencing significant duration extension. These price movements were further compounded by a significant widening in Agency RMBS yield spreads, caused primarily by increased interest rate volatility and the technical drag created by the escalation of the Federal Reserve's tapering program. As measured by the Bloomberg Barclays U.S. MBS Agency Fixed Rate Index, Agency RMBS generated a negative return of (1.19%) for the quarter, underperforming (on a duration-adjusted basis) the Bloomberg Barclays U.S. Treasury Index by 39 basis points.
Financial Results
Holdings
As of March 31, 2018, our mortgage-backed securities portfolio consisted of $1.505 billion of fixed-rate Agency "specified pools," $23.4 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $75.4 million of Agency reverse mortgage pools, $14.5 million of Agency interest only securities, or "Agency IOs," and $12.4 million of non-Agency RMBS. Specified pools are fixed-rate Agency pools consisting of mortgages with special characteristics, such as mortgages with low loan balances, mortgages backed by investor properties, mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and mortgages with various other characteristics.

Our overall RMBS portfolio decreased by 3.3% to $1.631 billion as of March 31, 2018, as compared to $1.686 billion as of December 31, 2017. Although our portfolio was slightly smaller by quarter end, our equity base was also smaller, with the result that our overall debt-to-equity ratio, adjusted for unsettled purchases and sales, increased to 8.6:1 as of March 31, 2018, up from 8.2:1 as of December 31, 2017. Our debt-to-equity ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
We capitalized on the widening in Agency RMBS yield spreads by covering a portion of the short TBA positions that we use for hedging purposes, as well as by increasing our long TBA portfolio held for investment purposes. These portfolio maneuvers increased our net mortgage assets-to-equity ratio to 7.8:1 as of March 31, 2018, from 5.7:1 as of December 31, 2017. As of March 31, 2018, we had short TBAs of $386.2 million, as compared to $713.4 million as of December 31, 2017. Also as of March 31, 2018, we had $142.9 million of long TBAs held for investment purposes, as compared to $117.4 million as of December 31, 2017. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced."
With Agency RMBS prices dropping during the quarter, our portfolio had significant unrealized losses. While this was partially offset by significant gains on our interest rate swaps and TBA short positions, strong TBA dollar rolls and muted prepayments caused TBAs to outperform specified pools, which in turn dampened our results. Even though we covered a portion of our TBA short positions during the quarter, short positions in TBAs continued to represent a significant portion of our interest rate hedging portfolio. Average pay-ups on our specified pools decreased to 0.59% as of March 31, 2018, as compared to 0.68% as of December 31, 2017. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
Our non-Agency RMBS performed well during the quarter, driven by strong net interest income and net realized and unrealized gains. Fundamentals underlying non-Agency RMBS continue to remain strong, led by a stable housing market. During the quarter we net sold assets at gains. Our total investment in non-Agency RMBS decreased to $12.4 million as of March 31, 2018, as compared to $18.0 million as of December 31, 2017. To the extent that more attractive entry points develop in non-Agency RMBS, we may increase our capital allocation to this sector.
Earnings and Net Interest Margin
We had a net loss of $(4.0) million, or $(0.30) per share, for the quarter ended March 31, 2018, as compared to net income of $0.8 million, or $0.06 per share, for the quarter ended December 31, 2017. The loss for the quarter was primarily driven by unrealized losses on our Agency RMBS investments, which were only partially offset by net gains from our interest rate hedges and net interest income from our investments. For the quarter ended March 31, 2018, Core Earnings was $4.3 million, or $0.32 per share, as compared to $4.9 million, or $0.37 per share, for the quarter ended December 31, 2017. Adjusted Core Earnings for the quarter ended March 31, 2018 was $4.4 million, or $0.34 per share, as compared to $5.3 million, or $0.40 per share, for the quarter ended December 31, 2017. Lower per-share Core Earnings and Adjusted Core Earnings in the current quarter reflected a significant quarter-over-quarter decline in our adjusted net interest margin, which in turn was largely the result of a significant quarter-over-quarter increase in repo borrowing rates. Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
For the quarter ended March 31, 2018, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 2.99%, while our average cost of funds, including interest rate swaps and U.S. Treasury securities, was 1.93%, resulting in a net interest margin for the quarter of 1.06%. By comparison, for the quarter ended December 31, 2017, the weighted average yield of our Agency and non-Agency RMBS was 2.95%, while our average cost of funds, including interest rate swaps and U.S. Treasury securities, was 1.63%, resulting in a net interest margin of 1.32%. Excluding the impact of the Catch-up Premium Amortization Adjustment, the weighted average yield of our portfolio decreased to 3.02% for the first quarter as compared to 3.04% for the fourth quarter, and our adjusted net interest margin was 1.09% and 1.41%, respectively.
On a quarter-over-quarter basis, our cost of funds, including the cost of repo, interest rate swaps, and short positions in U.S. Treasury securities, increased to 1.93% from 1.63%. This quarter-over-quarter increase resulted mainly from an increase in our repo borrowing rates, which increased as LIBOR rose. Our average repo borrowing rate increased 23 basis points quarter over quarter to 1.63%, and the cost related to our short positions in U.S. Treasury securities increased by 11 basis points from the prior quarter. These increases were partially offset by lower costs related to our interest rate swaps, which decreased 3 basis points from the prior quarter.
For the quarter ended March 31, 2018, we had total net realized and unrealized losses of $(29.7) million, or $(2.24) per share, on our aggregate Agency RMBS portfolio. Prices on our Agency RMBS portfolio dropped, leading to significant unrealized losses for the quarter. Our Agency RMBS portfolio turnover was 15% for the quarter, which was slightly higher than the prior quarter. In addition, we had total net realized and unrealized gains of $0.5 million, or $0.04 per share, on our non-Agency RMBS portfolio as underlying fundamentals remained strong.
During the quarter we continued to hedge interest rate risk, primarily through the use of interest rate swaps, and short positions in TBAs, U.S. Treasury securities, and futures. For the quarter, we had total net realized and unrealized gains of $20.6 million, or $1.56 per share, on our interest rate hedging portfolio. In our hedging portfolio, the relative proportion (based on 10-year equivalents4) of short positions in TBAs decreased quarter over quarter relative to our other interest rate hedges, as we increased our exposure to Agency RMBS to take advantage of the widening in Agency RMBS yield spreads. The relative makeup of our interest rate hedging portfolio can change materially from quarter to quarter.
After giving effect to a first quarter dividend of $0.37 per share, our book value per share decreased to $13.90 as of March 31, 2018, from $14.45 as of December 31, 2017, and we had an economic return of (1.2)% for the quarter. Economic return is computed by adding back dividends declared to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
4 "10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.
Securities Portfolio
The following table summarizes our portfolio of securities as of March 31, 2018 and December 31, 2017:

	March 31, 2018					December 31, 2017
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$151,969	$154,850	$101.90	$158,690	$104.42	$170,998	$176,774	$103.38	$178,551	$104.42
20-year fixed-rate mortgages	8,432	8,773	104.04	9,078	107.66	8,712	9,230	105.95	9,394	107.83
30-year fixed-rate mortgages	1,304,988	1,341,220	102.78	1,375,171	105.38	1,303,584	1,369,589	105.06	1,380,265	105.88
ARMs	22,613	23,382	103.40	24,010	106.18	28,087	29,558	105.24	29,949	106.63
Reverse mortgages	69,813	75,382	107.98	76,536	109.63	64,608	70,617	109.30	70,901	109.74
Total Agency RMBS	1,557,815	1,603,607	102.94	1,643,485	105.50	1,575,989	1,655,768	105.06	1,669,060	105.91
Non-Agency RMBS	15,258	12,442	81.54	10,503	68.84	21,995	18,025	81.95	15,278	69.46
Total RMBS(2)	1,573,073	1,616,049	102.73	1,653,988	105.14	1,597,984	1,673,793	104.74	1,684,338	105.40
Agency IOs	n/a	14,526	n/a	14,264	n/a	n/a	12,205	n/a	13,197	n/a
Total mortgage-backed securities		1,630,575		1,668,252			1,685,998		1,697,535
U.S. Treasury securities sold short	(44,350)	(44,377)	100.06	(44,002)	99.22	(82,492)	(81,289)	98.54	(81,836)	99.20
Reverse repurchase agreements	44,617	44,617	100.00	44,617	100.00	81,461	81,461	100.00	81,461	100.00
Total		$1,630,815		$1,668,867			$1,686,170		$1,697,160

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.728 billion and $1.740 billion for the three month periods ended March 31, 2018 and December 31, 2017, respectively.

Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of March 31, 2018 and December 31, 2017:

	March 31, 2018	December 31, 2017
	(In thousands)
Financial derivatives–assets, at fair value:
TBA securities purchase contracts	$295	$26
TBA securities sale contracts	1	376
Fixed payer interest rate swaps	12,652	7,475
Fixed receiver interest rate swaps	194	563
Swaptions	386	181
Futures	—	171
Total financial derivatives–assets, at fair value	13,528	8,792
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(122)	(266)
TBA securities sale contracts	(2,450)	(469)
Fixed payer interest rate swaps	(1,191)	(1,128)
Fixed receiver interest rate swaps	(1)	—
Futures	(2,112)	—
Total financial derivatives–liabilities, at fair value	(5,876)	(1,863)
Total	$7,652	$6,929
Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of March 31, 2018 and December 31, 2017:

	March 31, 2018
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2020	$86,000	$1,372	1.60%	1.76%	2.07
2021	161,400	2,428	2.03	1.90	3.14
2022	68,480	1,511	2.00	1.80	4.19
2023	150,466	1,984	2.38	1.82	4.99
2024	8,900	316	1.99	1.69	6.01
2025	57,822	361	2.62	1.97	6.93
2026	40,885	3,423	1.63	1.87	8.46
2027	30,000	934	2.29	1.79	9.10
2028	36,663	(397)	2.89	2.01	9.93
2043	12,380	(471)	2.99	1.83	25.13
Total	$652,996	$11,461	2.15%	1.86%	5.31

	December 31, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2018	$65,990	$187	0.97%	1.38%	0.43
2019	19,540	165	1.41	1.60	1.51
2020	131,900	1,514	1.60	1.41	2.39
2021	131,400	1,194	1.88	1.40	3.41
2022	79,044	736	1.97	1.39	4.48
2023	54,200	873	1.93	1.37	5.47
2024	8,900	142	1.99	1.34	6.26
2025	15,322	196	2.04	1.37	7.13
2026	40,885	2,230	1.63	1.36	8.71
2027	48,010	235	2.30	1.40	9.38
2043	12,380	(1,125)	2.99	1.41	25.38
Total	$607,571	$6,347	1.77%	1.40%	4.54
The following tables provide details about our fixed receiver interest rate swaps as of March 31, 2018 and December 31, 2017:

	March 31, 2018
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2021	$13,000	$(1)	2.31%	2.66%	3.01
2025	9,700	194	1.72	3.00	7.30
Total	$22,700	$193	2.06%	2.80%	4.84

	December 31, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$563	1.36%	3.00%	7.54
Total	$9,700	$563	1.36%	3.00%	7.54
Interest Rate Swaptions
The following tables provide information about our swaptions as of March 31, 2018 and December 31, 2017.

	March 31, 2018
	Option		Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$386	4.0	$10,000	10	2.40%

	December 31, 2017
	Option		Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$181	7.0	$10,000	10	2.40%
Futures
The following table provides information about our short positions in futures as of March 31, 2018 and December 31, 2017:

	March 31, 2018
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(296,100)	$(2,112)	2.84

	December 31, 2017
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(25,800)	$171	2.63
TBAs
The following table provides information about our TBAs as of March 31, 2018 and December 31, 2017:

	March 31, 2018				December 31, 2017
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$98,555	$99,949	$100,244	$295	$37,355	$38,065	$38,091	$26
Liabilities	41,149	42,763	42,641	(122)	75,789	79,570	79,304	(266)
	139,704	142,712	142,885	173	113,144	117,635	117,395	(240)
Sale contracts:
Assets	(3,600)	(3,770)	(3,769)	1	(358,279)	(372,219)	(371,843)	376
Liabilities	(378,653)	(379,954)	(382,404)	(2,450)	(328,576)	(341,134)	(341,603)	(469)
	(382,253)	(383,724)	(386,173)	(2,449)	(686,855)	(713,353)	(713,446)	(93)
Total TBA securities, net	$(242,549)	$(241,012)	$(243,288)	$(2,276)	$(573,711)	$(595,718)	$(596,051)	$(333)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.

The following tables detail gains and losses on our financial derivatives for the three month periods ended March 31, 2018 and December 31, 2017:

	Three Month Period Ended March 31, 2018
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$1,132	$2,441	$3,573	$(1,511)	$6,098	$4,587
Swaptions		—	—		205	205
TBAs		11,303	11,303		(1,944)	(1,944)
Futures		1,079	1,079		(2,283)	(2,283)
Total	$1,132	$14,823	$15,955	$(1,511)	$2,076	$565

	Three Month Period Ended December 31, 2017
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(2,497)	$299	$(2,198)	$1,967	$4,103	$6,070
Swaptions		—	—		(31)	(31)
TBAs		2,940	2,940		(1,760)	(1,760)
Futures		630	630		(371)	(371)
Total	$(2,497)	$3,869	$1,372	$1,967	$1,941	$3,908
Interest Rate Sensitivity
The following table summarizes, as of March 31, 2018, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS—ARM Pools	$233	0.13%	$(244)	(0.14)%
Agency RMBS—Fixed Pools and IOs	29,025	16.28%	(37,296)	(20.92)%
TBAs	(5,740)	(3.22)%	7,004	3.93%
Non-Agency RMBS	295	0.17%	(283)	(0.16)%
Interest Rate Swaps	(15,217)	(8.54)%	14,672	8.23%
Swaptions	(317)	(0.18)%	418	0.23%
U.S. Treasury Securities	(2,073)	(1.16)%	1,959	1.10%
U.S. Treasury Futures	(9,127)	(5.12)%	8,854	4.97%
Repurchase and Reverse Repurchase Agreements	(942)	(0.53)%	942	0.53%
Total	$(3,863)	(2.17)%	$(3,974)	(2.23)%

(1)
Based on the market environment as of March 31, 2018. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of March 31, 2018 and December 31, 2017:

	March 31, 2018			December 31, 2017
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$468,222	1.67%	16	$410,628	1.41%	15
31-60 days	818,835	1.76	45	906,602	1.46	46
61-90 days	302,262	1.90	75	273,665	1.60	74
91-120 days	—	—	—	6,311	1.61	120
Total	$1,589,319	1.76%	42	$1,597,206	1.47%	43
As of March 31, 2018, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with 15 counterparties as of March 31, 2018. The above figures are as of the respective quarter ends; over the course of the quarters ended March 31, 2018 and December 31, 2017 our average cost of repo was 1.63% and 1.40%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended March 31, 2018, our expense ratio, defined as management fees and operating expenses as a percentage of average shareholders' equity, was 3.3% on an annualized basis for the quarter ended March 31, 2018, as compared to 3.1% as of December 31, 2017. The increase in our annualized expense ratio resulted primarily from lower average equity.
Dividends
On March 7, 2018, our Board of Trustees declared a first quarter dividend of $0.37 per share, or $4.7 million, which was paid on April 25, 2018 to shareholders of record on March 29, 2018.
Share Repurchase Program
On February 6, 2018, our Board of Trustees approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.2 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions, including through Rule 10b5-1 plans. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. This program superseded the program that was previously adopted on August 13, 2013. During the three month period ended March 31, 2018, we repurchased 512,367 common shares at an average price per share of $11.21 and a total cost of $5.7 million. From inception of the current repurchase program through May 2, 2018 we have repurchased 628,167 common shares for an aggregate cost of approximately $7.0 million.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings and Adjusted Core Earnings are supplemental non-GAAP financial measures. We believe that Core Earnings and Adjusted Core Earnings provide information useful to investors because they are metrics that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Adjusted Core Earnings are used to help measure the extent to which this objective is being achieved. However, because Core Earnings and Adjusted Core Earnings are incomplete measures of our financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three month periods ended March 31, 2018 and December 31, 2017, our Core Earnings and Adjusted Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended March 31, 2018	Three Month Period Ended December 31, 2017
Net Income (Loss)	$(3,953)	$793
Less:
Net realized gains (losses) on securities	1,927	327
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	14,823	3,869
Change in net unrealized gains (losses) on securities	(27,061)	(10,284)
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	2,076	1,941
Subtotal	(8,235)	(4,147)
Core Earnings	$4,282	$4,940
Less: Catch-up Premium Amortization Adjustment	(150)	(401)
Adjusted Core Earnings	$4,432	$5,341
Weighted Average Shares Outstanding	13,224,214	13,336,763
Core Earnings Per Share	$0.32	$0.37
Adjusted Core Earnings Per Share	$0.34	$0.40

(1)
For the three month period ended March 31, 2018, represents Net realized gains (losses) on financial derivatives of $16.0 million less Net realized gains (losses) on periodic settlements of interest rate swaps of $1.1 million. For the three month period ended December 31, 2017, represents Net realized gains (losses) on financial derivatives of $1.4 million less Net realized gains (losses) on periodic settlements of interest rate swaps of $(2.5) million.

(2)
For the three month period ended March 31, 2018, represents Change in net unrealized gains (losses) on financial derivatives of $0.6 million less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(1.5) million. For the three month period ended December 31, 2017, represents Change in net unrealized gains (losses) on financial derivatives of $3.9 million less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $2.0 million.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, May 4, 2018, to discuss our financial results for the quarter ended March 31, 2018. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 7887536. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, May 4, 2018, at approximately 2:00 p.m. Eastern Time through Friday, May 18, 2018 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 7887536. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 14, 2018 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended
	March 31, 2018	December 31, 2017
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$13,426	$13,111
Interest expense	(7,248)	(6,129)
Total net interest income	6,178	6,982
EXPENSES
Management fees to affiliate	671	725
Professional fees	234	227
Compensation expense	189	178
Insurance expense	74	74
Other operating expenses	349	308
Total expenses	1,517	1,512
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	1,927	327
Net realized gains (losses) on financial derivatives	15,955	1,372
Change in net unrealized gains (losses) on securities	(27,061)	(10,284)
Change in net unrealized gains (losses) on financial derivatives	565	3,908
Total other income (loss)	(8,614)	(4,677)
NET INCOME (LOSS)	$(3,953)	$793
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.30)	$0.06
WEIGHTED AVERAGE SHARES OUTSTANDING	13,224,214	13,336,763
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.37	$0.37

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	March 31, 2018	December 31, 2017(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$46,025	$56,117
Mortgage-backed securities, at fair value	1,630,575	1,685,998
Due from brokers	32,061	26,754
Financial derivatives–assets, at fair value	13,528	8,792
Reverse repurchase agreements	44,617	81,461
Receivable for securities sold	73,560	21,606
Interest receivable	5,645	5,784
Other assets	523	575
Total Assets	$1,846,534	$1,887,087
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,589,319	$1,597,206
Payable for securities purchased	17,612	3,830
Due to brokers	1,025	489
Financial derivatives–liabilities, at fair value	5,876	1,863
U.S. Treasury securities sold short, at fair value	44,377	81,289
Dividend payable	4,746	4,936
Accrued expenses	911	728
Management fee payable to affiliate	671	725
Interest payable	3,685	3,318
Total Liabilities	1,668,222	1,694,384
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,827,850 and 13,340,217 shares issued and outstanding, respectively)	128	134
Additional paid-in-capital	234,376	240,062
Accumulated deficit	(56,192)	(47,493)
Total Shareholders' Equity	178,312	192,703
Total Liabilities and Shareholders' Equity	$1,846,534	$1,887,087
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$13.90	$14.45

(1)	Derived from audited financial statements as of December 31, 2017.